FOR IMMEDIATE RELEASE

CONTACT:

Julie Boland

Vice President, CFO and Treasurer

(216) 861-8941

OGLEBAY NORTON COMPANY TO SEEK NON-REGISTRANT STATUS

CLEVELAND, March 13, 2006 -- The Board of Directors of Oglebay Norton Company (OTCBB: OGBY) has unanimously decided to pursue becoming a non-registrant with the United States Securities and Exchange Commission. In order to do so, the Company will need consent of two-thirds of the Subscribers under the Registration Rights Agreement dated January 31, 2005. The process to obtain that consent will commence in the near term. Thereafter, the Company will file a Form 15 with the United States Securities and Exchange Commission notifying the Commission of its intent to deregister its securities.

Michael D. Lundin, President and CEO stated: "As we announced in December, 2005, the Board established a sub-committee to study the possibility of becoming a non-registrant with the SEC. After studying the costs associated with remaining an SEC registrant and the low number of shareholders of both common and preferred stock, the Board determined that the Company would be able to deliver greater value to its shareholders by becoming a non-registrant at this time."

Oglebay Norton Company, a Cleveland, Ohio-based company with a 150-year tradition of service, provides essential minerals and aggregates to a broad range of markets, from building materials and environmental remediation to the energy and metallurgical industries. For more information, see www.oglebaynorton.com

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